Exhibit (a)(5)


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October 5, 2004



TO:          UNIT HOLDERS OF SECURED INCOME L.P.

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

We are amending the Offer to Purchase and related Letters of Transmittal sent to you on September 22, 2004 (the "Offer"), which was made by MP FALCON GROWTH 2, LLC; MP VALUE FUND 6, LLC; MPF DEWAAY FUND 2, LLC; MP INCOME FUND 18, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, L.P.; MACKENZIE SPECIFIED INCOME FUND, L.P.; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MP INCOME FUND 16, LLC (collectively the "Purchasers"). The Purchasers are offering to purchase up to 100,000 Units of limited partnership interest (the "Units") in SECURED INCOME L.P., a Delaware limited partnership (the "Partnership"). As amended, the Offer Price is now equal to:

                                 $30.00 per Unit
                                 ---------------

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in SECURED INCOME L.P. without the usual transaction costs associated with market sales or partnership transfer fees.

The Purchasers are increasing the Offer Price by amending the Offer, as noted above, by extending the Expiration Date to November 2, 2004, and by making the following additional disclosures:

o The Partnership Agreement prohibits the transfer of more than 50% of the Units in any 12-month period. This will not affect the tender of your Units under our Offer because, subject to the terms of the Offer, we will pay you for the Units upon confirmation that the general partner will recognize the change of address for distributions and correspondence on the Units, and, under the terms of the Letter of Transmittal, we will take a power of attorney over your Units that will permit us to change the address to which distributions are sent. We will then wait to transfer the Units you tender until the Partnership can effect the transfer of record title in accordance with the Partnership Agreement.

o Our initial valuation of the Units in the Partnership was based in part upon the capitalization of net operating income of the Partnership. Additional quantitative detail of our original Estimated Liquidation Value is given below:

               -------------------------------------------- ----------------
               Gross valuation of partnership                   $63,956,629
               properties
               -------------------------------------------- ----------------
               Less: Selling Costs at 1.5%                        (959,349)
               -------------------------------------------- ----------------
               Plus: Net Current                                  5,050,176
               Assets
               -------------------------------------------- ----------------
               Less: Mortgage debt, including accrued          (40,548,287)
               interest
               -------------------------------------------- ----------------
               Estimated net valuation of your                  $27,499,168
               partnership
               -------------------------------------------- ----------------
               Percentage of estimated net valuation
               allocated to holders of units                            99%
               -------------------------------------------- ----------------
               Estimated net valuation of                       $27,224,176
               units
               -------------------------------------------- ----------------
               Total number of                                      984,369
               units
               -------------------------------------------- ----------------
               Estimated valuation per                               $27.66
               unit
               -------------------------------------------- ----------------

o However, since the date of our original Offer, the Partnership has announced that it has received an offer for one of the Partnership's properties, the Westmont property, for $60,000,000, which substantially exceeds the estimated value we reached based upon a capitalization of its NOI. Thus, the Purchasers have increased their offer to $30.00 per Unit based upon this new information. Details on our revised analysis

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         of the Estimated Valuation per Unit based upon this information is given below:


               -------------------------------------------- ----------------
               Gross NOI valuation of Fieldpointe
               Apartments                                       $15,714,286
               -------------------------------------------- ----------------
               Valuation of Westmont based upon offer            60,000,000
               -------------------------------------------- ----------------
               Gross Valuation of Partnership's
               Properties based upon above                       75,714,286
               -------------------------------------------- ----------------
               Less: Selling Costs at 1.5%                      (1,135,714)
               -------------------------------------------- ----------------
               Plus: Net Current                                  5,050,176
               Assets
               -------------------------------------------- ----------------
               Less: Mortgage debt, including accrued          (40,548,287)
               interest
               -------------------------------------------- ----------------
               Estimated net valuation of your                  $39,080,460
               partnership
               -------------------------------------------- ----------------
               Percentage of estimated net valuation
               allocated to holders of units                            99%
               -------------------------------------------- ----------------
               Estimated net valuation of                       $38,689,656
               units
               -------------------------------------------- ----------------
               Total number of                                      984,369
               units
               -------------------------------------------- ----------------
               Estimated valuation per                               $39.30
               unit
               -------------------------------------------- ----------------

o In our Offer, we mentioned that if proration is necessary, further adjustment may be necessary if as a result of proration any tendering Unitholder would end up owning fewer than 250 Units (or 100 in the case of an IRA, Keogh Plan or other qualified plan). The process will function as follows: (1) if proration is required, we will first determine the percentage of each Unitholders' tendered Units that we can accept to reach the maximum of 100,000 Units; then (2) we will determine if acceptance of such a pro rata share from any Unitholder would result in the Unitholder owning fewer than the minimum number of Units allowed under the Partnership Agreement; then (3) we will reject the tender of any such Unitholder's units.

o With respect to the Conditions to the Offer set forth in Section 13, if we waive a certain condition for one tendering Unitholder, we will waive that condition for all Unitholders tendering Units. Another condition to our acceptance of Units relates to other tender offers, as set forth in Section 13(e). This condition does not apply to the offers by AIMCO and the general partner which have been publicly disseminated as of the date of this letter.


After carefully reading the Offer as amended, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on green paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.,
                               1640 School Street
                            Moraga, California 94556
                               http://www.mpfi.com
                            Facsimile: (925) 631-9119

If you have previously tendered your Units to WEST PUTNAM HOUSING INVESTORS III LLC (the "General Partner Affiliate") pursuant to its Tender Offer dated September 30, 2004, you may withdraw your Units from that offer and tender your Units pursuant to this Offer. We have enclosed a notice of withdrawal that you may use to revoke your tender to the General Partner Affiliate.

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) November 2, 2004







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